Hotchkis and Wiley Funds
Amended and Restated Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), permits open-end management investment companies to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment companies adopt a written plan setting forth the separate arrangement and expense allocation of each class and any related conversion features or exchange privileges.
The Hotchkis and Wiley Funds is an open-end management investment company registered under the 1940 Act (the “Trust”) and is authorized to issue shares of beneficial interest in separate series, with each series representing interests in a portfolio of securities and other assets. The Board of Trustees of the Trust has established and designated separate series of the Trust (each a “Fund” and, collectively, the “Funds”) and certain Funds have established multiple classes (each a “Class” and, collectively, the “Classes”) enabling the Funds to offer investors the option of purchasing shares as follows:
Shareholder Services

Class A, C, I and Z Shares - Investors in Class A, C, I and Z Shares will receive a standard array of shareholder services, as described in each Fund’s current prospectus.

ETF Class Shares - Investors in ETF Class Shares will receive a standard array of shareholder services, as described in the Funds’ ETF Class Shares prospectus.

Distribution and Account Maintenance Fees
As described in the Trust’s prospectuses:
Class A Shares: are subject to an initial sales charge, have a distribution fee, as described in the Trust’s plan adopted pursuant to Rule 12b-1 under the 1940 Act (the “Distribution Plan”), are subject to a deferred sales charge if an investment of $1 million or more is redeemed within one year and are subject to sub-transfer agency fees.
Class C Shares: are subject to a distribution fee, as described in the Distribution Plan, may be subject to a deferred sales charge, if shares are redeemed within one year, and are subject to sub-transfer agency fees.
Class I Shares: are not subject to an initial sales charge, a distribution fee or a deferred sales charge, but are subject to sub-transfer agency fees.
Class Z Shares: are not subject to an initial sales charge, a distribution fee, a deferred sales charge or sub-transfer agency fees.
ETF Class Shares: are available to investors that are Authorized Participants (or that purchase ETF Class Shares through Authorized Participants) and that generally pay for their ETF Class Shares by depositing a prescribed basket consisting of securities and/or cash with the Fund. An Authorized Participant is an institution, usually a broker-dealer, that is a participant in the Depository Trust Company and that has executed an Authorized Participant Agreement with Quasar Distributors, LLC, the Fund’s distributor. Additional eligibility requirements may be specified in in each Fund’s current prospectus. Investors who are not Authorized Participants may buy and sell ETF Class Shares through various exchanges and market
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centers. ETF Class Shares are distributed as described in in each Fund’s current prospectus and do not incur distribution expenses.
Voting Rights
Each Class has exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements or ongoing distribution fees, as may be applicable. Each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.
Dividends
The Fund shall allocate net investment income and realized gains to each Class in a manner that is fair and equitable and consistent with Rule 18f-3 under the 1940 Act.
Each Class may declare and pay dividends and distributions on different schedules, as disclosed in the Fund’s prospectus and statement of additional information. Without limitation, one or more Classes may declare income dividends on a daily basis and distribute such dividends monthly, while another Class (including the ETF Class Shares) may declare and distribute dividends on a monthly or other periodic basis.
Notwithstanding differences in declaration or payment schedules, dividends for each Class shall be based on the Class’s proportionate interest in the net investment income and realized gains of the Fund, taking into account Class-specific expenses and other properly allocable items.
Conversion Features
Class A, C, I, and Z Shares
Holders of Class C Shares will have such conversion features to Class A Shares set forth in the Fund’s current prospectus. Class A shares may convert to Class I shares of the same Fund if the Class A shareholders satisfy the eligibility requirements for Class I shares as set forth in the Fund’s current prospectus.
Except for ETF Class Shares, any shares of a Fund may be converted into shares of the same Fund of a different class, including a class of shares that has additional class-specific services and fees, provided that the shareholder meets the eligibility requirements of the class of shares into which the shareholder will be converted. If a shareholder no longer meets the eligibility requirements, such shares may be redeemed or converted to another share class. Any conversion covered by this paragraph will be completed in accordance with conversion requirements set forth in the Funds’ prospectuses and/or statement of additional information, if any, and in all instances will be preceded by written notice to the shareholder and will occur at the respective net asset values of the share classes next calculated without the imposition of any sales charge, fee or other charge.
ETF Class Shares
ETF Class Shares of the Funds may not be converted into shares of a different class the same Fund.

Exchange Privileges
Class A, C, I and Z Shares
Holders of Class A Shares, Class C Shares, Class I Shares and Class Z Shares shall have such exchange privileges as set forth in each Fund’s current prospectus, if any. Exchange privileges may vary among Classes and among holders of a Class. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act.

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ETF Class Shares
Holders of ETF Class Shares do not have exchange privileges.
Expenses
    Under this Rule 18f-3 Plan, certain expenses may be attributable to a Fund, but not to a particular Class thereof. All such expenses will be borne by each Class on the basis of the relative aggregate net assets of the Classes. Notwithstanding the forgoing, the investment advisor or other provider of services to the Trust may waive or reimburse the expenses of a specific Class or Classes consistent with Rule 18f-3. A Class of shares will be permitted to bear expenses that are directly attributable to such Class including: (a) any distribution fee payments associated with the Distribution Plan and any other costs relating to implementing or amending such Distribution Plan (including obtaining shareholder approval of such Distribution Plan or any amendment thereto); and (b) any Class expenses determined by the Board of Trustees to be attributable to such Class.
FINRA Rule 2341
    Any distribution arrangement of a Fund, including shareholder distribution fees, will comply with FINRA Rule 2341.
Other Rights and Obligations
Except as otherwise described above, in all respects, each Class of shares of each Fund will represent interests in the same portfolio of investments of a Fund, and be identical in all respects to each other Class of a Fund. The only differences among the various Classes or shares of the same Fund will relate solely to: (a) different distribution fee payments associated with the Distribution Plan and any other costs relating to implementing or amending such Distribution Plan (including obtaining shareholder approval of such Distribution Plan or any amendment thereto), which will be borne solely by shareholders of such Classes; (b) different initial sales charges and/or deferred sales charges as described in the prospectus; (c) whether the Class bears administrative payments, sub-transfer agency fees or service payments as described in the prospectus and (d) different Class expenses, which will be limited to any additional expenses that are subsequently identified and determined to be properly applied to one Class of shares of a Fund upon approval by a majority of the Board of Trustees of the Trust, including a majority of Trustees who are not “interested persons” of the Trust, as defined by Section 2(a)(19) of the 1940 Act.

Amendments

    All material amendments to this Rule 18f-3 Plan must be approved by a majority of the members of the Trust’s Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust.

Last amended May 19, 2026
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